UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) July 9, 2025

Consensus Cloud Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40750	87-1139414
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 S. Flower Street, 15th Floor
Los Angeles, California 90017
(Address of principal executive offices) (Zip Code)

(323) 860-9200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CCSI	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2025, Consensus Cloud Solutions, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with certain lenders party thereto (the “Lenders”) and U.S. Bank National Association, as agent (the “Agent”). Pursuant to the Credit Agreement, the Lenders have provided the Company with a senior secured revolving credit facility of $75.0 million (the “Revolving Credit Facility”) and a senior secured delayed-draw term loan facility of $150.0 million (the “DDTL Facility” and together with the Revolving Credit Facility, the “Credit Facility”). The final maturity of the Credit Facility will occur on July 10, 2028, subject to limited customary accelerators. Subject to the terms and conditions of the Credit Agreement, the Company may (i) borrow, repay and reborrow revolving loans at any time during the term of the facility and (ii) the Company may borrow under the DDTL Facility until October 15, 2026, but amounts that are prepaid or repaid may not be reborrowed. Voluntary prepayments of loans and voluntary reductions of unused commitments under the Credit Agreement are permissible without penalty (other than customary interest breakage charges). As of July 14, 2025, no amount had been drawn down on the Credit Facility. The Credit Facility is guaranteed by each wholly-owned material domestic subsidiary of the Company, and secured by substantially all assets of the Company and the guarantors, subject to other customary exceptions. The interest rate applicable to the loans made under the Credit Facility are, at the Company’s option, equal to either a base rate or the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin based on the total net leverage ratio (0.50%-1.25% in the case of base rate loans and 1.50%-2.25% in the case of SOFR loans). The Company expects to draw funds in the last fiscal quarter of 2025 and based on its current leverage would expect an interest rate of SOFR plus an applicable margin of 1.75%. In connection with entering into the Credit Facility, the Company’s existing senior secured revolving credit facility agented by U.S. Bank National Association (as successor-in-interest to MUFG Bank, N.A.) was retired with no balance.

The Credit Facility is subject to a maximum total net leverage ratio covenant and a minimum fixed charges coverage ratio covenant, in each case tested on a quarterly basis. The Credit Agreement contains covenants that, subject to certain exceptions, restrict the Company’s ability to: (i) pay dividends or make distributions on the Company’s common stock; (ii) make certain restricted payments (including certain voluntary payments in respect of the Company’s $500 million 6.5% senior notes due 2028); (iii) create liens or enter into sale and leaseback transactions; (iv) enter into transactions with affiliates; (v) merge or consolidate with another company; (vi) incur indebtedness, (vii) make acquisitions and other investments and (viii) transfer and sell assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consensus Cloud Solutions, Inc. (Registrant)

Date:	July 14, 2025	By:	/s/ Vithya Aubee
Vithya Aubee Vice President and Secretary